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                                                                     Exhibit 5.1



                                February 4, 2000


Markel Holdings Inc.
4521 Highwoods Pkwy.
Glen Allen, Virginia  23060


                       Registration Statement on Form S-4
                            Contingent Value Rights

Ladies and Gentlemen:

     We have acted as your counsel in connection with the Registration Statement on Form S-4, which also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-88609) (together, the "Registration Statements"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") relating to the offer and sale by Markel Holdings Inc., a Virginia corporation (the "Company"), of up to 8,455,000 of its common shares, no par value (the "Shares"), and up to 1,800,000 of its contingent value rights (the "CVRs") pursuant to the Agreement and Plan of Merger and Scheme of Arrangement, dated as of August 15, 1999, as amended (the "Merger Agreement"), between Markel Corporation and Terra Nova (Bermuda) Holdings Ltd. ("Terra Nova").

     We have assisted you in your preparation of the Registration Statement and have examined such questions of law and such corporate records and documents, statements and certificates of officers of the Company and such other information as we have deemed necessary to the issuance of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Shares have been duly authorized and, when issued in accordance with the terms and provisions of the Merger Agreement and as described in the joint proxy statement/prospectus that is a part of the Registration Statements, will be validly issued, fully paid and non-assessable.

     2. The CVRs and the Contingent Value Rights Agreement (the "CVR Agreement") filed as Exhibit 4.1 to the Registration Statements will be duly authorized by the Company upon adoption by the Board of Directors of a resolution in form and content as required by applicable law, and when (a) the CVR Agreement has been duly executed and delivered by the parties
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thereto, (b) the CVRs have been duly executed by the Company and duly authenticated by the CVR Trustee under the CVR Agreement and (c) the CVRs have been duly issued by the Company to the Terra Nova shareholders as contemplated by the Merger Agreement in accordance with the provisions of the CVR Agreement (including the provisions of the CVR Agreement regarding establishment of the forms of CVRs) and as described in the joint proxy statement/prospectus that is a part of the Registration Statements, the CVRs will be validly issued will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and be entitled to the benefit of the CVR Agreement.

     The opinions set forth in paragraph 2 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     We consent to the filing of this opinion as an exhibit to the Registration Statements and to the statements made in reference to our firm under the captions "The Transactions - Material U.S. Federal Tax Consequences" and "Legal Matters" therein. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,

                                 /s/ McGuire, Woods, Battle & Boothe